EXHIBIT 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) made as of the date and year set forth below, by Hudson View Building #3 LLC (“Landlord”), having an address at 485 West Putnam Avenue, Greenwich, Connecticut, 06830 and ContraFect Corporation, a Delaware corporation (“Tenant”), having an address at 469 7th Avenue, New York, New York 10018.

WITNESSETH:

1. BASIC LEASE PROVISIONS AND ENUMERATION OF EXHIBITS

1.1.	Basic Lease Provisions.

a.	ADDRESS OF LANDLORD: 485 West Putnam Avenue, Greenwich, Connecticut 06830.

b.	COMMON AREA: That area more particularly described on Exhibit A attached hereto.

c.	BUILDING: The improvements at 28 Wells Avenue, Yonkers, New York known as i.park Hudson, Building #3 and more particularly described on Exhibit A-1.

d.	DATE OF LEASE: December 1, 2010

e.	EFFECTIVE DATE: The date on which this Lease is fully executed and delivered by Landlord and Tenant, and when Tenant delivered to Landlord, simultaneously with Tenant’s delivery of the Tenant-executed lease.

f.	EXPIRATION DATE: The fifteen (15) year anniversary of the Rent Commencement Date, subject to the applicable option periods.

g.	I.PARK. That parcel of land and the improvements thereon known as i.park Hudson, Yonkers, NY and shown on Exhibit A attached hereto.

h.	Intentionally omitted.

i.	LANDLORD’S LABORATORY SPACE WORK: Certain interior leasehold improvements to be performed by Landlord to the Laboratory Space at the Tenant’s sole cost and expense in the amount of $ 1,409,414.00, except for the Landlord Allowance as provided in this paragraph. The Laboratory Space Work is referenced in Section 15.2 and is more particularly described in Exhibit D attached hereto and made a part hereof. Tenant shall pay Landlord every three weeks for work performed based on the AIA Construction Schedule attached hereto as Exhibit F. Tenant shall have their own representative to approve such work. Provided Tenant has paid for all of the Laboratory Space Work to Landlord’s satisfaction and provided Tenant is not in default under any of the terms and conditions of this Lease beyond applicable notice and cure periods, Landlord shall give Tenant a construction allowance (“Landlord Allowance”) in the amount of $56.00 per square foot for Tenant’s Work to construct the Laboratory Space (at 6,565 square feet, the Landlord Allowance would total $367,640.00). This construction allowance will be paid by Landlord directly to the applicable contractor(s) on Tenant’s behalf. Landlord’s Laboratory Space work must be completed and a temporary and/or permanent Certificate of Occupancy issued for the Laboratory Space by June 30, 2011 TIME BEING OF THE ESSENCE.

j.	LANDLORD’S OFFICE SPACE WORK: Landlord to provide turnkey build-out of Office Space at Landlord’s sole cost and expense as more particularly described in Exhibit C attached hereto and made a part hereof. Tenant to reimburse Landlord an amount not to exceed $230,000 for Tenant upgrades as shown on Exhibit C. Landlord’s Office Space work must be completed and a temporary and/or permanent Certificate of Occupancy issued for the Office Space by June 30, 2011 TIME BEING OF THE ESSENCE.

k.	LEASE COMMENCEMENT DATE: The date on which the Office and Laboratory Space are delivered to Tenant for occupancy in accordance with New York State, Westchester County and Yonkers Building Codes and with a temporary and/or final Certificate of Occupancy. Furthermore, this is the date that Tenant shall start to first pay rent. However, if Landlord obtains a Temporary Certificate of Occupancy it must continue to extend it throughout the lease terms and ultimately obtain a Final Certificate of Occupancy.

l.	LEASED PREMISES: Approximately 15,040 rentable square feet located on the western side of the 3rd floor of the Building, as more particularly shown on Exhibit B attached hereto.

m.	MINIMUM ANNUAL RENT

Initial Term:

Year	Per Year	Per Month
1.	$329,192.00	$27,981.32
2.	$335,775.84	$27,432.67
3.	$342,491.36	$28,540.95
4.	$349,341.18	$29,111.77
5.	$356,328.01	$29,694.00
6.	$363,454.57	$30,287.88
7.	$370,723.66	$30,893.64
8.	$378,138.13	$31,511.51
9.	$385,700.89	$32,141.74
10.	$393,414.91	$32,784.58
11.	$401,283.21	$33,440.27
12.	$409,308.88	$34,109.07
13.	$417,495.05	$34,791.25
14.	$425,844.95	$35,487.08
15.	$434,361.85	$36,196.82

The foregoing schedule of Minimum Annual Rent is based on $24.00 per rentable square foot for the Office Space (to consist of 8,475 rentable square feet of the Leased Premises) and $19.19 per rentable square foot for Laboratory Space (to consist of 6,565 rentable square feet of the Leased Premises) for the first year of the Term (collectively the base rent for the Office Space and the base rent for the Laboratory Space shall be the “Minimum Annual Rent”).

First Renewal Term:

Year	Per Year	Per Month
1.	$443,049.09	$36,920.76
2.	$451,910.07	$37,659.17
3.	$460,948.27	$38,412.36
4.	$470,167.24	$39,180.60
5.	$479,570.58	$39,964.22

Second Renewal Term:

Year	Per Year	Per Month
1.	$489,162.00	$40,763.50
2.	$498,945.24	$41,578.77
3.	$508,924.14	$42,410.34
4.	$519,102.62	$43,258.55
5.	$529,484.68	$44,123.72

n.	PARKING SPACES. Tenant shall have the exclusive right to use seven (7) specifically designated parking spaces and thirty (30) other parking spaces in the portion of the Common Area delineated on Exhibit A-2 attached hereto (the “Parking Area”). Tenant’s parking space allotment shall proportionally increase in the exact same manner as is set forth herein with any additional square footage that it leases from Landlord.

o.	PERMITTED USE. Subject to the provisions of this Lease, the provisions of all applicable permits and licenses and the provisions of all applicable local, state and federal law, Tenant shall use and occupy the Leased Premises as follows, and for no other purpose whatsoever: for general office use and for purposes incidental thereto and as a medical research and/or process development Laboratory as more fully described on Exhibit E attached hereto. In the event Tenant assigns this interest in the Lease or sublets the Leased Premises pursuant to the provisions of Article 11 hereof, the Leased Premises may be used for another lawful use, subject to the Landlord’s consent, which shall not be unreasonably withheld or delayed. Tenant will not use or occupy or permit the use or occupancy of the Leased Premises for any purpose which is forbidden by law, ordinance or governmental or municipal regulation or order; or permit the maintenance of any public or private nuisance; or do or permit any other thing which may disturb the quiet enjoyment of any other tenant of the Building; or keep any substance or carry on or permit any operation which might emit offensive odors or conditions into other portions of the Building or use any apparatus which might make undue noise or create vibrations in the Building; or permit anything to be done which would increase the fire and extended coverage insurance rate on the Building or contents, provided that if there is any increase in such rate by reason of acts of Tenant, then Tenant agrees to pay such increase promptly upon demand therefor by Landlord. Payment by Tenant of any such rate increase shall not be a waiver of Tenant’s duty to comply herewith. However, Landlord represents that its insurance rate coverage premiums already take into consideration a Tenant that will operate a biotechnology laboratory in the Leased Premises and expects no increase in premiums based on Tenant’s ordinary use of the Leased Premises. Landlord represents that the Building is located in a building zone that allows Tenant’s permitted uses of the Leased Premises.

p.	PROPERTY: The Building together with the land upon which it is situated.

q.	REGULAR BUSINESS HOURS: 24 hours a day – everyday.

r.	RENEWAL TERMS: Those two five (5) year terms commencing on the Expiration Date and the Expiration Date of the First Renewal Term respectively.

s.	RENT: The Minimum Annual Rent, together with all additional rent (if any) for which shall be due and payable hereunder.

t.	RENT COMMENCEMENT DATE: See Lease Commencement Date.

u.	TENANT’S SHARE OF BUILDING: 9.12%

v.	TERM. The term of the Lease shall run from the Lease Commencement Date to the Expiration Date unless such term is extended pursuant to the provisions of Section 2.4 of this Lease.

w.	UNAVOIDABLE DELAYS: Delays resulting from acts of God, governmental restrictions or guidelines (not including those imposed by the City of Yonkers Building Department), strikes, disturbances, national shortages of materials and supplies and from any other causes or events whatsoever beyond Landlord’s reasonable control.

1.2.	Significance of a Basic Lease Provision. Each reference in this Lease to any of the Basic Lease Provisions contained in Section 1.1 shall be deemed and construed to incorporate all of the terms provided under each of such Basic Lease Provisions and such provisions shall be read in conjunction with all other provisions of this Lease applicable thereto. References to other sections appearing in Section 1.1 of this Lease are intended to designate some of the other places in this Lease where additional provisions applicable to the particular Lease provision appear. These references are for convenience only and shall not be deemed exhaustive.

1.3.	Enumeration of Exhibits. The Exhibits enumerated in this section and attached to this Lease are incorporated herein by this reference and are to be construed as part of this Lease.

Exhibit A-1. Site Plan showing the layout of i.park, the Building and Common Area.

Exhibit A-2. Parking Layout Plan.

Exhibit B-1. Plan of the Leased Premises.

Exhibit B-2. Plan of Expansion Premises.

Exhibit C. Landlord’s Work for Office Space

Exhibit D. Laboratory Space Work/Performance Budget

Exhibit E. Tenant’s Laboratory Use

Exhibit F. AIA Construction Schedule

Exhibit G. Form of Non-Disturbance Agreement

2.	LEASED PREMISES AND TERM

2.1.	Grant of Lease. Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, subject to and with the benefit of the terms of this Lease, the Leased Premises.

2.2.	Property. Landlord reserves the right to change the Common Areas, and the tenancies in the Common Areas. However, the new name and Tenant’s parking spaces around the Building shall not be changed without Tenant’s consent. The Leased Premises as now configured is shown on the Plan attached as Exhibit B to this Lease. Landlord agrees that the Building name and address will be 28 Wells Avenue, Yonkers, New York and not i.Park Hudson. Landlord, at its sole cost and expense, shall remove all i.Park Hudson signage from the subject Building prior to the Lease Commencement Date and replace it with new high-end signage reflecting the building name as 28 Wells Avenue that is mutually agreeable between Landlord and Tenant.

2.3.	Square Footage of Building. The rentable area of the Building may at any time during the Term be measured by authorized representatives of Landlord or Tenant. If that measurement discloses a different rentable or usable area for the Building than is shown in subparagraph 1.1 (c) above, then “Minimum Annual Rent” and “Tenant’s Share,” both defined in Section 1.1, shall be adjusted accordingly.

2.4.	Term of Lease.

a.	Initial Term. Subject to any provisions herein to the contrary, the term of this Lease and all obligations of Tenant hereunder (other than the obligation to Minimum Annual Rent herein) shall commence on the Lease Commencement Date and shall expire on the Expiration Date, or extended as provided in this Lease. The obligation to pay Minimum Annual Rent shall commence on the Lease Commencement Date and continue throughout the Term and the Renewal Term, if applicable.

b.	Renewal Term:

i.	Provided that no event of default has occurred or is occurring under this Lease, and further provided that Tenant delivers written notice to Landlord that it wishes to extend the term of this Lease at least six (6) months prior to the Expiration Date, the Tenant shall have the option to renew this Lease with respect to all of the Leased Premises throughout the Renewal Term.

During the Renewal Term, the Minimum Annual Rent shall be in the amount set forth in Section 1.1 above and all other terms and conditions set forth in this Lease shall remain in full force and effect.

2.5.	Quiet Enjoyment. Landlord covenants that Tenant, on paying the rents, the Tenant’s contribution and performing all of Tenant’s obligations pursuant to this Lease, shall peacefully and quietly have, hold and enjoy the Leased Premises throughout the Term without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.

3.	TENANT’S WORK

3.1.	Tenant Approvals. Landlord is performing all Laboratory Space and Office Space buildout work. Therefore, Tenant shall cooperate with Landlord to obtain all necessary permits, licenses and approvals to build out and operate the Leased Premises in the manner described hereunder. Landlord promptly shall provide, upon receipt of any such permits, licenses and approvals, Tenant with a copy of the same.

3.2.	Fixtures. All readily movable furnishings, fixtures and equipment (including but not limited to lab casework, lab equipment and vivarium) owned and used by Tenant, exclusive of readily movable furnishings, fixtures and equipment owned by Landlord, in the Leased Premises shall at all times during the Term be and remain the property of Tenant without regard to the means by which they are installed in or attached to the Leased Premises. Upon expiration of this Lease and provided that Tenant is not in default hereunder, Tenant, on its own or at Landlord’s request, shall remove any or all its furnishings, fixtures and equipment as it wants to or that Landlord shall require (excluding Landlord’s furnishings, fixtures and equipment) and restore the Leased Premises and any furnishings, fixtures and equipment not removed by Tenant as provided above shall become the property of Landlord upon the expiration of the Term or termination of Tenant’s right to possession of the Leased Premises. Landlord may charge as additional rent hereunder any costs expended in the removal of fixtures, equipment and furnishings which despite Landlord’s request are not removed upon the expiration or sooner termination of the Term. Tenant shall be required to remit payment for such costs within fifteen (15) days of Landlord’s demand for same. The provisions of this section shall survive the termination of this Lease.

4.	RENT

4.1.	Minimum Annual Rent. Effective as of the Lease Commencement Date, Tenant agrees to pay to Landlord, Minimum Annual Rent, in the amounts provided in Section 1.1(k) hereof, payable in advance in equal successive monthly installments on the first day of each and every calendar month during the Term and the Renewal Term, if any; provided, however, Minimum Annual Rent shall be prorated for the applicable portion of the first and last month in which the same is due and payable.

4.2.	Payment of Rent. Rent shall be payable without demand, notice, offset or deduction. All Rent due under this Lease shall be paid by checks payable to the order of “Hudson View Building #3 LLC” which checks shall be mailed or delivered to 485 West Putnam Avenue, Greenwich, CT 06830, or in such other manner or at such other place as Landlord may from time to time designate to Tenant. Rent will be prorated for partial months or years within the Term and for partial months for which Rent is payable. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

4.3.	Late Payment. If Tenant shall fail to pay, within fifteen (15) days of when the same is due and payable, any Rent required to be paid by Tenant under this Lease, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the rate of nine (9%) percent per annum, but in no event at a rate which is higher than the legal limit. If any installment of Rent is delinquent by more than fifteen (15) days, Tenant shall also pay to Landlord a late charge in an amount equal to two (2%) percent of the amount of such delinquent installment, which late charge shall be immediately due and payable without notice or demand from Landlord and which itself shall bear interest at the rate provided above from the date due until paid.

5.	TAXES. Tenant shall pay to Owner as additional rent, 9.12% of all increases in real estate taxes and assessments and also any occupancy tax and “tax on rents” and other governmental levies against the Property (all of which are herein called “Taxes”) over and above those Taxes levied and assessed against the Building for 2011/2012 (hereinafter referred to as the “Base Year”). The phrase “tax on rents” shall mean any tax levied, assessed, or imposed in connection with the receipt of rent under this lease for the use and occupancy of the Building, in lieu of, in whole or in part, any real estate tax upon the Building. Prior to the commencement of each year during the term of this Lease, Owner shall furnish Tenant with a written estimate of the Tenant’s pro rata share of the Taxes for said year. Said amount shall be payable in monthly installments equal to 12th of the annual amount. Said payments will be subject to adjustment upon Landlord’s receipt of actual tax bills. Tenant reserves any and all rights which Tenant may have (whether at law, equity, or otherwise) to commence or participate in any action relating to reduction or refund of Taxes.

6.	INTENTIONALLY OMITTED.

7.

COMMON AREAS. For purposes of this Lease, the term “Common Areas”, as such areas and facilities are herein collectively referred to, shall mean those areas of i.park which are used in common with the Landlord, or other tenants of i.park and their respective employees, agents, guests, invitees, contractors, vendors and customers including only, sidewalks and walkways; all entrances and exits to the foregoing; retaining walls; delivery passages; paved surfaces; driveways; parking areas; dumpsters; storage areas; identification signs; water, sanitary sewer, storm sewer, plumbing, gas, electric and other utility lines and services (which serve areas other than the Leased Premises); boilers, generators, truck service-ways; loading docks; sanitary and sump facilities; and those other facilities and service areas for common use within i.park which are used by the other tenants of i.park. Tenant is not responsible for any expenses, fees, CAM charges and/or other costs associated with the Common Areas.

8.	LANDLORD SERVICES.

8.1.	Utilities and Services Furnished by Landlord. Provided there exists no event of default by Tenant hereunder, and subject to the conditions and in accordance with the standards set forth in this Section 8, Landlord agrees:

a.	To operate, repair and maintain the Common Areas.

b.	To furnish hot and cold water for normal lavatory, laboratory, drinking and office cleaning purposes. If Tenant requires, uses or consumes water for any other purpose, Tenant agrees that Landlord may install, at Tenant’s expense, a meter or meters or other means to measure Tenant’s water consumption and that Tenant shall reimburse Landlord for the cost of all water consumed as measured by said meter or meters or as otherwise measured.

c.	To provide electricity, Electricity usage charges will be paid for by Tenant. All electricity usage at the Leased Premises shall be measured by sub-meter or if not available by an independent utility consultant selected by the Landlord for the purpose of establishing the cost and amount of Tenant’s electricity usage. All costs associated with the usage and determination of Tenant’s electricity consumption including the fees of such independent utility consultant shall be paid by the Tenant to Landlord as additional rent on the first day of each month or within ten (10) days of receipt of a statement from Landlord regarding the same. The findings of such utility consultant shall be conclusively binding upon Landlord and Tenant. Notwithstanding the foregoing in the event that, following the Lease Commencement Date, Landlord shall, in its sole discretion, arrange to have Tenant’s electricity usage measured by a direct meter or meters, then upon the installation and operation of such meters, Tenant shall pay all the costs of electricity associated with the Leased Premises directly to the utility company supplier.

d.	To provide steam heat as follows:

Landlord or, if applicable, a utility company will furnish steam when the outside temperature falls below 55 degrees Fahrenheit during Regular Business Hours on business days during the period from October 1 to May 1. Landlord or, if applicable, a utility company will also furnish steam during the period October 1 to May 1 at other than the times and days specified in the preceding sentence when the outside temperature falls below 32 degrees Fahrenheit.

i.	It is understood that the Tenant from time to time may request from the Landlord the amount that the Landlord would charge the Tenant for furnishing steam for heating purposes to the Leased Premises on non-business days or on business days other than during Regular Business Hours. The Landlord thereafter will so advise the Tenant of the amount it would charge for steam during said time periods, such amounts to be based upon the Landlord’s costs for furnishing steam to the Leased Premises. The Tenant will not be obligated to accept, and the Landlord will not be obligated to provide steam during the time periods referred to in this Section unless the Tenant and the Landlord agree in writing to all the terms and conditions upon which such steam is to be provided, including the cost thereof.

e.	If any federal, state, municipal or other governmental body, authority or agency, or any public utility, assesses, levies, imposes, makes or increases any charge, fee, rent or assessment on the Landlord, for any service, system or utility now or in the future supplied to the Leased Premises or to any tenant, lessee, occupancy or user thereof, or to the structures or buildings which, or a portion or portions of which, are included in the Leased Premises, (including but not limited to any sewer rent or other charge for the use of a sewer system or systems), the Tenant shall, at the option of the Landlord exercised at any time and from time to time by notice to the Tenant, pay, in accordance with such notice, such charge, fee, rent or assessment or such increase thereof (or the portion thereof allocated by the Landlord to the Leased Premises or to the operations of the Tenant under this Agreement) either directly to the governmental body, authority or agency, or to the public utility, or directly to the Landlord, as such notice may direct. All payment to be made by the Tenant hereunder shall constitute items of additional rent.

f.	The Landlord shall be under no obligation to supply any service or services if and to the extent and during any period that the supplying of any such service or services or the use of any component necessary therefor shall be prohibited or rationed by any federal, state or municipal law, rule, regulation, requirement, order or direction.

g.	The Landlord shall have no obligation or responsibility with respect to the performance of any services or providing, supplying or furnishing to the Tenant of any utilities or services whatsoever except as expressly provided in this Lease.

h.	Landlord shall not be responsible for the cleaning of Tenant’s premises.

i.	Landlord represents that any heating, air conditioning and ventilation system, plumbing, mechanical and/or other systems shall be in working order on the Lease Commencement Date.

8.2.	Cooperation; Payment of Charges; Approval of Special Equipment Usage. Tenant agrees to cooperate fully at all times with Landlord and to abide by all regulations and requirements which Landlord from time to time reasonably may prescribe for the use of the above utilities and services. Tenant agrees to pay any charge imposed by Landlord pursuant to Section 8 and any failure to pay any excess costs as described above shall constitute a breach of the obligation to pay Rent under this Lease and shall entitle Landlord to the rights herein granted for such breach. Tenant’s use of electricity and/or steam shall at no time exceed the capacity of the service to the Leased Premises.

8.3.	Failure, Stoppage or Interruption of Service; No Release from Obligations. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of Rent by reason of, Landlord’s failure to furnish any of the foregoing services when such failure is caused by repairs, riots, strikes, lockouts or other major disturbance or dispute of any character, governmental regulation, moratorium or other governmental action, inability by exercise of reasonable diligence to obtain electricity, water or fuel, or by any other cause beyond Landlord’s immediate control or for stoppages or interruptions of any such services for the purpose of making necessary repairs or improvements. Failure, stoppage or interruption of any such service shall not be construed as an actual or constructive eviction or as a partial eviction against Tenant, or release Tenant from the prompt and punctual performance by Tenant of the covenants contained herein. Notwithstanding anything hereinabove to the contrary, Landlord reserves the right from time to time to make reasonable modifications to the provision of utilities and services. Landlord shall use reasonable efforts to cure the failure, stoppage or interruption of any such service.

8.4.	Limitation and Unavailability of Service. Anything hereinabove to the contrary notwithstanding, Landlord and Tenant agree that Landlord’s obligation to furnish electricity, water and steam to the Building shall be subject to and limited by all laws, rules, and regulations of any governmental authority affecting the supply, distribution, availability, conservation or consumption of energy, including, but not limited to, electricity, gas, oil and/or water. Landlord shall abide by all such governmental laws, rules, regulations and, in so doing, Landlord shall not be in default in any manner whatsoever under the terms of this Lease, and Landlord’s compliance therewith shall not affect in any manner whatsoever Tenant’s obligation to pay the full Rent set forth in this Lease.

8.5.	Load Bearing Capacity. Tenant shall not overload any floor, roof, land surface, bulkhead, pavement, landing, pier or wharf at i.park and shall repair, replace or rebuild any damage caused by overloads. Landlord reserves the right to prescribe from time to time in a reasonable manner the weight and the method of transporting such load to the designated location and position of all heavy installations which Tenant wishes to place in the Leased Premises so as to properly distribute the weight thereof. Any reasonable cost of structural analysis shall be borne by Tenant.

8.6.	Unreasonable Noise or Vibration. Tenant shall take all reasonable measures not to cause unreasonable noise or vibration that may be transmitted to the structure of the Building or to any part of i.park to such a degree as to be objectionable to Landlord, its employees or to any other tenants in i.park. Vibration eliminators or other devices sufficient to eliminate such unreasonable noise or vibration shall be placed and maintained by Tenant, at Tenant’s expense if Landlord deems such measures to be required.

8.7.	Interference. Tenant shall not do or permit to be done anything which may interfere with the effectiveness or accessibility of any utility, mechanical, electrical and other systems installed or located anywhere at i.park, including without limitation the installation of any Tenant Improvements.

9.	REPAIRS.

9.1.	Repairs by Landlord. Landlord shall, subject to Unavoidable Delays, make all necessary repairs and replacements to the foundation, roof and exterior walls of the Building, as well as to the Common Areas, including any repairs or replacements required in order to comply with any laws, ordinances or regulations, unless any such work is required because of damage caused by any act or wrongful omission of Tenant, any subtenant, customer or concessionaire of Tenant or their respective employees, agents, invitees, licensees or contractors in which case such work shall be performed by Tenant at Tenant’s sole cost and expense within 15 days of the occurrence of such act or wrongful omission.

Landlord shall not be required to commence any such repair until 15 days after written notice from Tenant that the same is necessary. The provision of this Section 9.1 shall not apply in the case of damage or destruction by fire or other casualty or a taking under the power of eminent domain, in which events the obligations of Landlord shall be controlled by Section 9.14.

9.2.	Repairs by Tenant. Except as provided in Section 9.1, all repairs and replacements to the Leased Premises, including, without limitation, repairs and replacements to the doors, door frames, windows, window frames, plate glass, storefront, fixtures, operating systems servicing only the Leased Premises (including any heating, air conditioning and ventilation system, plumbing, mechanical or other systems) interior walls and columns, shall be performed by Tenant, at its expense. If Tenant refuses or neglects to repair or replace any portion of the Leased Premises to the reasonable satisfaction of Landlord after fifteen (15) days notice from Landlord, or immediately (and without notice) in case of emergency, Landlord may, but shall not be obligated to make such repairs or replacements without liability to Tenant for any loss or damage which may accrue to Tenant, its merchandise, fixtures or other property or to its business, by reason thereof, and upon completion thereof, Tenant shall promptly pay Landlord in accordance with Section 16.7 hereof.

10.	SUBORDINATION

10.1.	This Lease, and all rights of Tenant hereunder, are and shall be (a) subject and subordinate in all respects to all present and future mortgages, which may now or hereafter affect i.park and/or the Leased Premises. The foregoing shall extend to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such mortgages. This Section shall be selfoperative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument, in recordable form if required, that Landlord, or the holder of any superior mortgage or any of their respective successors in interest may request to evidence such subordination. If Tenant fails to execute any instrument required to be executed by Tenant under this Section 10 within ten (10) days after request, Tenant irrevocably appoints Landlord as its attorney-in-fact, in Tenant’s name, to execute such instrument.

11.	ASSIGNMENT AND SUBLETTING.

11.1.	Prohibitions. Tenant for itself, its successors and assigns, expressly covenants that it shall not by operation of law or otherwise assign, sublet, hypothecate, encumber or mortgage this Lease, or any part therefore permit the Leased Premises, to be used by others (pursuant to any employment, management, franchise, license or concessionaire agreement, or otherwise) without the prior written consent of Landlord in each instance which consent shall not be unreasonably denied by Landlord. For purposes of this Section 11, “assignment” shall not include any change in the control of Tenant, merger or sale of stock in the Tenant Corporation or sale of the Tenant’s assets which may be freely done by Tenant and will not constitute an assignment of this Lease. Without Landlord’s prior written consent, any attempt by Tenant to assign, sublet, encumber or mortgage this Lease shall be null and void. The consent by Landlord to any assignment, mortgage, hypothecation, encumbrance, subletting or use of the Leased Premises by others, shall not constitute a waiver of Landlord’s right to withhold its consent to any other or further assignment, subletting, mortgage, encumbrance or use of the Leased Premises by others. Without the prior written consent of Landlord, this Lease and the interest therein of any assignee of Tenant herein, shall not pass by operation of law, merger, consolidation, reorganization or otherwise, and shall not be subject to garnishment or sale under execution in any suit or proceeding which may be brought against or by Tenant or any assignee of Tenant. The absolute and unconditional prohibitions contained in this Section 11 and Tenant’s agreement thereto are material inducements to Landlord to enter into this Lease with Tenant and any breach thereof shall constitute a material default hereunder permitting Landlord to exercise all remedies provided for herein or by law or in equity on a default of Tenant.

11.2.	No Release. In no event shall any assignment or subletting to which Landlord may consent, release or relieve Tenant from its obligations to fully observe or perform all of the terms, covenants and conditions of this Lease on its part to be observed or performed.

11.3.	Costs. Tenant shall pay Landlord’s reasonable costs, charges and expenses, including attorney’s fees, incurred in connection with its review of any proposed assignment or proposed sublease, whether or not Landlord approves such transfer of interest, which costs, charges and expenses shall not exceed $1,500.00 in any one instance.

12.	TENANT’S INSURANCE REQUIREMENTS.

12.1.	Coverage. Tenant hereby agrees to maintain m responsible companies approved by Landlord (which approval shall not be unreasonably withheld), at Tenant’s sole expense, comprehensive public liability and personal property damage insurance, including, without limitation, fire, legal liability and contractual liability insurance coverage’s, insuring Landlord, any property manager of Landlord, Landlord’s mortgagee and Tenant, their beneficiaries and agents, as their interests may appear, against all, claims, demands, or actions for injury, death or damage to property and protecting Landlord, any property manager of Landlord, and Tenant from all causes, including their own negligence, in an amount of not less than Three Million ($3,000,000) Dollars arising out of any one occurrence, made by or on behalf of any person, firm or corporation, arising from, related to, or connected with the conduct and operation of Tenant’s business in the Leased Premises, and anywhere upon the Leased Premises and, in addition, and in like amounts, covering Tenant’s contractual liability under all indemnification clauses included in this Lease (specifically including, without limitation, the hold harmless clause set forth in Section 13.1(b) below). Tenant shall maintain business interruption insurance respecting its operation of its business in the Leased Premises in an amount equal to all of Tenant’s fixed expenses, including, without limitation, all Rent due under the Lease. Tenant shall maintain plate glass insurance covering all exterior plate glass in the Leased Premises, and fire, extended coverage, vandalism, smoke, flood, earthquake, windstorm, tornado and malicious mischief insurance and such other insurance as Landlord may from time to time reasonably require. All of said insurance shall be in form and in responsible companies reasonably satisfactory to Landlord and shall provide that it will not be subject to cancellation, termination or change except after at least thirty (30) days’ prior written notice to Landlord and to any mortgagee named in an endorsement thereto. Such insurance may be provided under a blanket policy, provided that an endorsement naming Landlord (any property manager of Landlord or Landlord’s mortgagees) as additional insureds as required herein is attached thereto.

12.2.

Binders. The policies or duly executed binders of the same (which binders shall evidence the insurance waiver of subrogation required at Section 20.1 hereof) together with satisfactory evidence of the payment of the premium thereon, shall be deposited with Landlord on the Lease Commencement Date, and upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to comply with such requirements, Landlord may, but shall not be obligated to, obtain such insurance and keep the same in effect and Tenant shall pay Landlord the premium cost thereof with Interest upon demand. Each such payment shall constitute additional rent payable by Tenant under this Lease, and Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant’s failure to provide and keep in force insurance as aforesaid, to the amount of insurance premium or premiums not paid or incurred by Tenant and which would have been payable upon such insurance, but Landlord, in addition to any and all other rights and remedies provided Landlord under the terms of this Lease, shall also be entitled to recover as damages for such breach the uninsured amounts of any loss, to the extent of any deficiency in the insurance required by provisions of this Lease.

12.3.	Minimum Amount. Tenant acknowledges and agrees that, notwithstanding any provision of this Lease to the contrary, the insurance coverage requirements set forth this Section 12, in terms of both forms of insurance and amounts of coverage, represent the minimum protection required by Landlord and shall not constitute a representation or warranty by Landlord as to the adequacy and sufficiency of such forms of insurance and amounts of coverage. Tenant agrees to make and rely upon an independent determination regarding which additional forms of insurance or higher levels of coverage, if any, may be necessary or desirable in order to furnish Landlord and Tenant adequate protection.

13.	TENANT’S ADDITIONAL COVENANTS

13.1.	Affirmative Covenants. Except as already provided for in this Lease, Tenant covenants at its expense at all times during the Term and such further time as Tenant occupies the Leased Premises or any part thereof:

a.	To pay promptly when due the entire cost of any work in the Leased Premises undertaken by Tenant so that the Leased Premises and the Property shall at all times be free of liens for Labor and materials; to procure all necessary permits before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality; to perform such work only with contractors and plans previously approved in writing by Landlord, if required by this Lease (which approval will not be unreasonably withheld); to comply with all governmental requirements; and to defend and save Landlord and Landlord’s employees, beneficiaries and agents harmless and indemnified from all injury, loss, claims or damage to any person or property (including the cost for defending against the foregoing) occasioned by or growing out of such work.

b.	Tenant shall in all cases indemnify, defend and save Landlord, Landlord’s property manager, Landlord’s beneficiaries, employees, members and agents and their respective successors and assigns harmless and indemnified from all injury, loss, claims or damage to any person or property while on the Leased Premises or any other part of the Leased Premises from anyone claiming by, through or under Tenant.

c.	To permit Landlord, Landlord’s property manager, Landlord’s mortgagees and their agents to enter the Leased Premises at reasonable times for the purpose of inspecting the same, of making repairs, additions or alterations thereto or to the Common Areas in which the same are located and of showing the Leased Premises to prospective purchasers, lenders and tenants.

d.	To promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, municipal and local governments, departments, commissions, boards and officers, and all orders, rules and regulations of the National Board of Fire Underwriters, the local Board of Fire Underwriters, or any other body or bodies exercising similar functions, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Leased Premises and to all or any part thereof and/or any and all facilities used in connection therewith and the sidewalks, areaways, passageways curbs and vaults, if any, adjoining the Leased Premises, which are not part of the Common Areas or to the use or manner of use of the Leased Premises, or the owners, tenants or occupants thereof, whether or not any such law, ordinance, order, rule, regulation or requirement shall interfere with the use and enjoyment of the Leased Premises.

e.	To pay all costs, expenses, claims, fines, penalties and damages that may in any manner arise out of or be imposed because of the failure of Tenant to comply with the provisions of this Section 13, and in any event to defend and indemnify Landlord against all liability arising out of such failure. Tenant shall promptly give notice to Landlord of any notice of violation received by Tenant. Without diminishing the obligation of Tenant, if Tenant shall at any time after five (5) days notice by Landlord fail or neglect to comply, or to commence to comply as expeditiously as is reasonably feasible, with any of said laws, rules, requirements, orders, directions, ordinances or regulations concerning or affecting the Leased Premises, or the use and occupancy thereof, as hereinbefore provided, and, if a stay is necessary, shall have failed to obtain a stay or continuance thereof, Landlord shall be at liberty to comply therewith, and all expenses consequent thereon shall be borne and paid by Tenant in accordance with Section 16.7 hereof.

f.	To execute and deliver at any time and from time to time at reasonable intervals, within ten (10) days after written request by Landlord, to

Landlord, Landlord’s mortgagee or others designated by Landlord, a certificate in a form as may from time to time be provided, ratifying this Lease and certifying: (i) that Tenant has entered into occupancy of the Leased Premises and the date of such entry, if such is the case; (ii) that this Lease is in full force and effect, and has not been assigned, modified, supplemented or amended in any way (or if there has been any assignment, modification, supplement or amendment, identifying the same); (iii) that this Lease represents the entire agreement between Landlord and Tenant as to the subject matter hereof; (iv) the Lease Commencement Date and the Expiration Date of the Term; (v) that all conditions under this Lease to be performed by Landlord have been satisfied (and if not, what conditions remain unperformed); (vi) that, to the best of Tenant’s knowledge, no default by either party exists in the performance or observance of any covenant or condition in this Lease and there are no defenses or offsets against the enforcement of this Lease by Landlord or specifying each default, defense or offset of which Tenant may have knowledge; (vii) the amount of Minimum Annual Rent or other rental, if any, that has been paid in advance and the amount of any security deposit that has been deposited with Landlord; and (viii) the date to which Minimum Annual Rent and all other rentals and charges have been paid under this Lease. Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute such a certificate in the event Tenant shall fail to do so within ten (10) days of receipt of Landlord’s request.

g.	To keep and maintain the Leased Premises in a neat, safe and orderly condition. Tenant’s maintenance of the Leased Premises shall include, without limitation, the following: (i) cleaning the Leased Premises nightly either prior to or after closing (i.e., vacuuming all carpeted areas, collecting and dumping all refuse in accordance with the provisions hereof, mopping all hard-surfaced floors); (ii) periodically upgrading and replacing fixtures and other personal property. In the event Tenant fails to maintain the Leased Premises in a first-class manner as is required hereunder, and does not cure such failure within fifteen (15) days after notice from Landlord, then Landlord may, but shall not be obligated to, perform whatever maintenance Tenant fails to do at Tenant’s expense without liability to Tenant for any loss or damage which may accrue to Tenant, its merchandise, fixtures or other property or its business. If Landlord undertakes such maintenance, Tenant shall promptly pay Landlord for the cost of such maintenance as additional rent in accordance with Section 16.7 hereof.

h.	To protect the Leased Premises from theft and vandalism and to take all necessary security measures at the closing of Tenant’s business (including securing all doors and windows) to protect against unauthorized entry into the Leased Premises and the Common Areas.

14.	DAMAGE OR TAKING AND RESTORATION

14.1.	Fire, Explosion or Other Casualty. If the Leased Premises, or any part thereof, shall be damaged by fire or other cause, this Lease shall continue in full force and effect unless Landlord or Tenant elects within sixty (60) days of such casualty to terminate this Lease. Unless Landlord or Tenant elects to terminate this Lease Landlord shall, subject to compliance with the provisions of any applicable mortgage a, repair the damage and restore and rebuild the Leased Premises) with reasonable diligence subject to Unavoidable Delays. If because of the casualty, repairing, or rebuilding the Building is rendered untenantable, in whole or in part, the Rent and additional rent shall be abated. Unless tenant elected to terminate this Lease, Tenant shall promptly reopen for business after Landlord’s repairs are completed.

14.2.	Eminent Domain. In the event that the whole or substantially all of the Leased Premises shall be condemned or taken in any manner (including agreement between Landlord and any governmental authority authorized to exercise such right) for any public or quasi-public use, this Lease shall forthwith cease and terminate as of the date of vesting of title and the Rent due from Tenant hereunder shall be apportioned and paid to such date of vesting. In the event that only a part of the Leased Premises consisting of less than substantially all thereof shall be so condemned or taken, then effective as of the date of vesting of title, the Rent reserved hereunder for such part shall be equitably abated and this Lease shall continue as to such part not so taken.

If a substantial part or the whole of the Leased Premises is taken for a term of less than twelve (12) months, the Lease shall remain in full force and effect, except that Rent shall abate during the term of such temporary taking as to the portion of the Leased Premises so taken.

In the event of any condemnation or taking, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. Notwithstanding the foregoing, the Tenant shall have the right to a separate award for its trade fixtures, equipment and relocation costs.

15.	INTENTIONALLY DELETED

16.	DEFAULTS BY TENANT AND REMEDIES

16.1.

Defaults. It shall be an event of default: (a) if Tenant does not pay in full any and all installments of Minimum Annual Rent, additional rent, Tenant’s Construction Deposit or any other charges or payments due under this Lease when the same are due hereunder and such non-payment continues for ten (10) days after the due date for such payment; or (b) if Tenant violates or fails to perform or otherwise breaches any agreement, term, covenant or condition herein contained and such violation, failure or breach continues for thirty (30) days after notice from Landlord; provided that such thirty (30) day period shall be extended for up to an additional ninety (90) days if such violation, failure or breach is reasonably susceptible of cure but cannot reasonably be cured within such thirty (30) day period, and Tenant is diligently proceeding with such cure; or (c) if Tenant vacates or abandons the Leased Premises, or fails to carry on its business at the Leased Premises for a period of thirty (30) consecutive days unless due to casualty, or strike; or (d) if Tenant removes or attempts to remove Tenant’s furniture, fixtures or equipment from the Leased Premises without replacing them; or (e) if Tenant becomes insolvent or bankrupt or makes an assignment for the benefit of creditors or offers a composition or settlement to creditors, under any federal or state law, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or Tenant is adjudicated insolvent pursuant to the provisions of any present or future insolvency law of any state having jurisdiction, or a bill in equity or other proceeding for the appointment of a receiver, trustee, liquidator, custodian, conservator or similar official for any of Tenant’s assets is commenced, under any federal or state law by reason of Tenant’s inability to pay its debts as they become due or otherwise, or if Tenant’s estate by this Lease or any real or personal property of Tenant shall be levied or executed upon by any sheriff or marshal: or by other process of law; provided, however, that any proceeding brought by anyone other than the parties to this Lease under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or similar law shall not constitute an event of default until such proceeding, decree, judgment or order has continued unstayed for more than thirty (30) consecutive days.

16.2.	Bankruptcy. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, or any similar provisions of any future federal bankruptcy Jaw (the “Bankruptcy Code”), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid to or turned over to Landlord.

16.3.

Remedies. Upon the occurrence of an event of default, Landlord shall have the following rights: (a) To accelerate the whole or any part of the Rent and all other amounts due and payable under this Lease for the entire unexpired balance of the Term, and any Rent if so accelerated shall, in addition to any and all installments of Rent already due and payable and in arrears, be deemed due and payable as if, by the terms and provisions of this Lease, such accelerated Rent was on that date payable in advance. (For such purposes, all items of Rent due hereunder, which are not then capable of precise determination, shall be estimated by Landlord, in Landlord’s reasonable judgment, for the balance of the then current Term); (b) To enter the Leased Premises by summary process or by any suitable action or proceeding at law or by force or otherwise, without being liable for prosecution or damages therefor, and without further demand or notice proceed to sale of the goods, chattels and personal property there found, to levy the Rent, and Tenant shall pay all costs and commissions which are permitted by Jaw, including wages and sums chargeable to Landlord, and further including commission(s) to the officer or other person making the levy, and in such case all costs, commissions and other charges shall immediately attach and become part of the claim of Landlord for Rent, and any tender of Rent without said costs, commissions and charges made after the issuance of a warrant of distress, shall not be sufficient to satisfy the claim of Landlord; or (c) To terminate the Lease and remove all persons and all or any property therefrom, either by summary process or by any suitable action or proceeding at Jaw or by force or otherwise, without being liable for prosecution or damages therefor, and repossess and enjoy the Leased Premises.

Upon recovering possession of the Leased Premises by reason of or based upon or arising out of an event of default on the part of Tenant, Landlord may, at Landlord’s option, make such alterations and repairs as may be necessary in order to relet the Leased Premises and thereafter relet the Leased Premises or any part or parts thereof either in Landlord’s name or otherwise, for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the Term and at such rent or rents and upon such other terms and conditions as in Landlord’s sole discretion it may deem advisable and to such person or persons as may in Landlord’s discretion deems best, Upon each such reletting all rents received by Landlord from such reletting shall be applied: first, to the payment of any cost and expenses of such reletting, including brokerage fees and attorneys’ fees and all costs of such alterations and repairs; second, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as it may become due and payable hereunder. If such rentals received from such reletting during any month shall be less than that to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord, Such deficiency shall be calculated and paid monthly, Notwithstanding anything set forth herein to the contrary, in no event shall Tenant be entitled to any surplus rents obtained by Landlord in connection with a reletting.

No such re-entry or taking possession of the Premises or the making of alterations or improvements thereto or the reletting thereof shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such intention be given to Tenant, Landlord shall in no event be liable in any way whatsoever for failure to relet the Leased Premises or, in the event that the Premises or any part or parts thereof are relet, for failure to collect the Rent thereof under such reletting.

Tenant, for Tenant and Tenant’s successors and assigns, hereby irrevocably constitutes and appoints Landlord, Tenant’s and their agent to collect the rents due and to become due under all subleases of the Leased Premises or any parts thereof without in any way affecting Tenant’s obligation to pay any unpaid balance of Rent due or to become due hereunder.

Notwithstanding any expiration or termination prior to the Expiration Date or the last day of the Renewal Term, as applicable, Tenant’s obligation to pay any and all Rent and additional rent under this Lease shall continue to cover all periods up to the Expiration Date or the last day of the Renewal Term, as applicable, and Landlord shall be entitled to recover, in addition to any and all sums and damage for violation of Tenant’s obligations hereunder in existence at the time of such termination, damages for Tenant’s default in an amount equal to the amount of the Rent reserved for the balance of the Term or the Renewal Term, as applicable, plus the cost of making standard improvements and a standard commission for releasing the Leased Premises, all, of which amount shall be immediately due and payable from Tenant to Landlord.

16.4.	Non-Waiver. No waiver by Landlord of any breach by Tenant or any of Tenant’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach.

16.5.	Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute and may be pursued successively or collectively as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

16.6.	Intentionally Omitted.

16.7.	Curing Tenant’s Defaults. If Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect (but shall not be obligated) to cure such default on behalf of Tenant after fifteen (15) days prior written notice (except in the case of emergency or in connection with insurance obligations, in which case no notice shall be required) to Tenant. Tenant shall reimburse Landlord upon demand with Interest thereon from the respective dates of Landlord’s making the payments and incurring such costs, at the rate set forth in Section 1.1(g), which sums and costs together with interest thereon shall be deemed additional rent payable promptly upon being billed therefor.

16.8.	Attorneys’ Fees. Tenant shall pay to Landlord all costs and expenses, including reasonable attorneys, fees, incurred by Landlord in enforcing this Lease or incurred by Landlord as a result of any litigation to which Landlord becomes a party as a result of this Lease. Conversely, Landlord shall pay to Tenant all costs and expenses, including reasonable attorneys, fees, incurred by Tenant in enforcing this Lease or incurred by Tenant as a result of any litigation to which Tenant becomes a party as a result of Landlord’s actions. Tenant’s and Landlord’s obligations under this Section 16.8 shall expressly survive the expiration or earlier termination of this Lease.

16.9.	WAIVER OF JURY TRIAL. TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT OR ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE.

16.10.	COMMERCIAL WAIVER. THE TENANT (1) ACKNOWLEDGES THAT THIS IS A COMMERCIAL TRANSACTION AND (2) TO THE EXTENT PERMITTED BY ANY STATE OR FEDERAL LAW WAIVES THE RIGHT TO PRIOR NOTICE OF AND A HEARING ON THE RIGHT OF TENANT TO ANY REMEDY OR COMBINATION OF REMEDIES THAT ENABLES THE LANDLORD BY WAY OF ATTACHMENT, FOREIGN ATTACHMENT, GARNISHMENT OR REPLEVIN TO DEPRIVE TENANT OF ANY OF ITS PROPERTY AT ANY TIME, PRIOR TO FINAL JUDGMENT IN ANY LITIGATION INSTITUTED IN CONNECTION WITH THIS LEASE.

16.11.	Surrender/Holdover by Tenant. Upon the expiration or other termination of the Term of this Lease, Tenant shall quit and surrender the Leased Premises in good order and condition, ordinary wear and tear and damage by fire or other casualty, the elements and any cause beyond Tenant’s control excepted. Tenant acknowledges that possession of the Leased Premises must be surrendered upon the expiration or sooner termination of this Lease, TIME BEING OF THE ESSENCE. Tenant shall reimburse, indemnify and hold Landlord harmless from any loss, cost or expense, including reasonable attorneys’ fees, resulting from Tenant’s failure or refusal to vacate the Leased Premises in a timely fashion. In addition, Tenant agrees to pay for use and occupancy of the Leased Premises after the expiration or sooner termination of this lease at a rate equal to 150% of the Minimum Annual Rent, additional rent and adjustments to rent payable immediately prior to such termination or expiration. No such payment shall, however, serve to renew or extend the Term of this Lease. The obligations set forth in this section shall survive the termination of this Lease.

17.	SECURITY DEPOSIT

Tenant shall deposit with Landlord, on the Rent Commencement Date, the sum of $ 53,566.66, equal to two (2) months of rent payments, in lawful United States currency,

for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Rent, Landlord may draw on such security deposit to the extent required for the payment of Rent or any other sum as to which Tenant is in default, or any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants or conditions of this lease, including but not limited to, any damages or deficiency in the reletting of the Leased Premises, regardless of whether such damages or deficiency occurred before or after summary process or other re-entry by Landlord. In the event that Landlord does draw on the security deposit, Tenant shall within ten (10) days of receiving written notice from Landlord, replenish the security deposit by the amount Landlord withdrew therefrom and failure to do so within such ten (10) day period shall constitute a default under this Lease. In the event of a sale of the Leased Premises or any portion thereof, Landlord shall have the right to transfer said security deposit to the new landlord upon such transfer and Landlord shall have no further liability for the security deposit.

18.	NOTICES

All notices and other communications hereunder (hereinafter collectively referred to as “notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national prepaid overnight delivery service or (c) telecopy or other facsimile transmissions (followed with “hard” copy sent by national prepaid overnight delivery service), or (d) personal delivery with receipt acknowledged in writing, directed as follows:

Landlord:	Hudson View Building #3 LLC
485 West Putnam Avenue
Greenwich, Connecticut 06830

Tenant:	ContraFect Corporation
469 7th Avenue
New York, NY 10018
(prior to the Rent Commencement Date, thereafter, notices to
Tenant shall be delivered to Tenant at the Leased Premises)

Any notice so sent by certified or registered mail shall be deemed given on the date of receipt or refusal as indicated on the return receipt. Any notice sent by telecopy or other facsimile transmission shall be deemed given when the “hard” copy sent by national prepaid overnight delivery service is received or refused. All other notices shall be deemed given when actually received or refused by the party to whom the same is directed. A notice may be given either by a party or by such party’s attorney or other authorized agent. Either party may designate by notice given to the other in accordance with the terms of this Section 18, additional or substitute parties or addresses to whom notices should be sent hereunder.

19.	ENVIRONMENTAL PROVISIONS.

19.1.	Hazardous Substances. The term “Hazardous Substances”, as used in this Section 19, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphanyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

19.2.	Environmental Prohibitions. Tenant shall not cause or permit to occur:

a.	Any violation of any federal, state, or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Leased Premises, or arising from Tenant’s use or occupancy of the Leased Premises, including, but not limited to, soil and ground water conditions; or

b.	The use, generation, release, manufacture, refining, production, processing storage, or disposal of any Hazardous Substances on, under, or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances in violation of law.

19.3.	Environmental Compliance.

a.	Tenant shall, at Tenant’s expense, comply with all laws regulating the use, generation, storage, transportation, or disposal of Hazardous Substances relating to the operation of the Leased Premises (the “Laws”).

b.	Tenant shall, at Tenant’s sole cost and expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Authorities”) under the Laws in connection with the operation of the Leased Premises.

c.	If any Authority or any third party demands that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term, at or from the Leased Premises, or which arises at any time from Tenant’s use or occupancy of the Leased Premises, then Tenant shall, at Tenant’s expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all work required by such clean-up plans.

d.

Tenant shall promptly provide all information regarding the use, generation, storage, transportation or disposal of Hazardous Substances that is reasonably requested by Landlord. Tenant shall promptly notify Landlord of any and all violations of the Laws; and, except in the case of an emergency, and subject to the next succeeding sentence, Tenant shall first make diligent efforts to obtain Landlord’s approval for any remedial action required in accordance with this Section 19 as a result of any violations of the Laws. Landlord may, at its sole discretion, take any and all such remedial action required under this Section 19 at Tenant’s sole cost and expense; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord reasonably deems necessary or appropriate to determine the applicability of the Laws to the Leased Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all such documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Law shall constitute a waiver of any of Tenant’s obligations under this Section 19.3.

e.	Tenant’s obligations and liabilities under this Section 19.3 shall survive the expiration or termination of this Lease.

19.4.	Environmental Indemnity. Tenant shall indemnify, defend, and hold harmless Landlord and its employees, agents, members, managers, successors and assigns from all fines, suits, procedures, claims and actions of every kind and all costs, associated therewith (including reasonable attorneys’ and consultant’s fees) arising out of or in any way connected with any deposit, spill, discharge, release of Hazardous Substances or other violation of Law that occurs during the Term at or from the Leased Premises to the extent caused by Tenant or its employees, agents, contractors, Visitors, sublessors, assignees, invitees, guests or representatives, or which arises at any time, from Tenant’s failure to provide all information, make all submissions, and take all actions required by all Authorities under the Laws. Tenant’s obligations and liabilities under this Section 19.4 shall survive the expiration or termination of this Lease.

20.	MISCELLANEOUS PROVISIONS

20.1.	Intentionally omitted.

20.2.	Passageways, etc. No permanent or temporary revocations or modifications of any license, permit or privilege to occupy or use or maintain any passageway, or structure in, over or under any street or sidewalk, nor any permanent or temporary deprivation of any existing right, privilege or easement appurtenant to the Leased Premises, including rights to use any part of the Common Area, shall operate as or be deemed an eviction of Tenant or in any way terminate, modify, diminish or abate the obligation of Tenant to pay all Rent and to perform each and every covenant required under this Lease provided that Tenant shall have reasonable access to the Leased Premises.

20.3.

Tenant’s Conflicts. Tenant hereby covenants, warrants and represents that by executing this Lease and by the operation of the Leased Premises under this Lease, it is not violating, has not violated and will not be violating any restrictive covenant or agreement contained in any other lease or contract affecting Tenant or any subsidiary, affiliate, associate or any other person or entity with whom or with which Tenant is related or connected financially or otherwise. Tenant hereby covenants and agrees to defend, indemnify and save harmless Landlord, any future owner of the Leased Premises or any part thereof, and any mortgagee thereof against and from all liabilities, obligations, damages, penalties, claims, costs and expenses, including attorneys’ fees, paid, suffered or incurred by them or any of them an a result of any breach of the foregoing covenant. Tenant’s liability under this covenant extends to the acts and omissions of any subtenant, and any agent, servant, employee or licensee of Tenant or any subtenant of Tenant.

20.4.	Relationship of the Parties. Nothing contained herein shall be deemed or construed, by the parties hereto, nor by any third party, as creating the relationship of principal and agent, of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any other relationship than that of Landlord and Tenant.

20.5.	Binding Effect. This Lease shall be binding upon and inure to the benefit of Landlord and Landlord’s successors and assigns. This Lease shall be binding upon and inure to the benefit of Tenant and Tenant’s successors and permitted assigns.

20.6.	Exhibits. All Exhibits attached to this Lease are made a part of this Lease and incorporated by this reference into this Lease.

20.7.	Entire Agreement. This Lease and the Exhibits attached to this Lease set forth all the covenants, promises, assurances, agreements, representations, conditions, warranties, statements and understandings (the “Representations” collectively) between Landlord and Tenant concerning the Leased Premises and the Building, and there are no representations, either oral or written, between them other than those in this Lease. This Lease supersedes and revokes all previous negotiations, arrangements, letters of intent, offers to lease, reservations of space, lease proposals, brochures, representations and information conveyed as to the Leased Premises, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant. Tenant acknowledges that it has not been induced to enter into this Lease by any representations not set forth in this Lease, it has not relied on any such representations, no such representations shall be used in the interpretation or construction of this Lease and Landlord shall have no liability for any consequences arising as a result of any such representations. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing signed by both parties.

20.8.

Signing. The signing of this Lease by Tenant and delivery of this Lease to Landlord or its property manager does not constitute a reservation of or option for the Leased Premises or an agreement to enter into a Lease and this Lease shall become effective only if and when Landlord signs and delivers same to Tenant: Tenant shall deliver to Landlord concurrently with the delivery to Landlord of a signed Lease, certified resolutions of Tenant’s Board of Directors authorizing the signing and delivery of this Lease and the performance by Tenant of its obligations under this Lease.

20.9.	No Accord. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be considered an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right to possession of the Leased Premises shall reinstate, continue or extend the Term. Landlord may allocate payments received from Tenant to outstanding account balances of Tenant under this Lease in the manner determined by Landlord and Landlord shall not be bound by any allocations of such payments made by Tenant by notation or endorsement on checks or otherwise.

20.10.	Broker. Tenant represents to Landlord that Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Leased Premises to Tenant. Tenant agrees to indemnify, defend and hold harmless Landlord, and its agents, property manager, contractors and employees, from and against any and all claims, demands, liabilities, actions, damages, costs and expenses (including reasonable attorneys’ fees) for brokerage commissions or fees arising out of a breach of such representation.

20.11.	Force Majeure. Landlord shall not be considered in default of any of the terms, covenants and conditions of this Lease on Landlord’s part to be performed, if Landlord fails to timely perform same and such failure is due in whole or in part to any strike, lockout, union labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by Tenant (or Tenant’s agents, employees or invitees) or any other cause beyond the reasonable control of Landlord.

20.12.	No Waiver. The receipt by Landlord of any Rent with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach or any subsequent breach of this Lease by Tenant and no provision of this Lease and no breach of any provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. Notwithstanding any cancellation or termination of this Lease, nothing herein shall be consumed to release Tenant from any liability or responsibility (whether then or thereafter occurring) with respect to any acts, omissions or obligations of Tenant occurring prior to such cancellation or termination, all of which shall survive such cancellation or termination.

20.13.	Captions. Section and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, consume or describe the scope or intent of such Section and Section captions.

20.14.	Applicable Law. This Lease shall be construed in accordance with the laws of the State of New York.

20.15.	Notice of Lease. Tenant agrees not to record this Lease but each party hereto agrees, at the request of the other, to execute a Notice of Lease in recordable form complying with applicable law and reasonably satisfactory to Landlord’s attorneys. In no event shall such documents set forth the Rent or other charges paid by Tenant hereunder. Notwithstanding any provisions of this Section 20.15, Tenant may submit a copy of this Lease to Tenant’s insurer with respect to the Leased Premises.

20.16.	Severability. If any clause, phrase, provision or portion of this Lease or the application of same to any person or circumstance shall be invalid or unenforceable under applicable law such event shall not affect, impair or render invalid or unenforceable the remainder of this Lease, nor any other clause phrase, provision or portion of this Lease, nor shall it affect the application of any clause, phrase, provision or portion of this Lease to other persons or circumstances.

20.17.	No Construction Against Preparer of Lease. This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of all of their efforts, that it expresses their agreement and that it should not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in preparing it.

20.18.	Intentionally omitted.

20.19.	Usury. It is the intent of Landlord and Tenant to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts called for under this Lease, then it is Landlord’s and Tenant’s express intention that such excess amount be immediately credited toward Rent and the provisions hereof and thereof be immediately deemed to be reformed and the amounts thereafter collectible hereunder reduced to comply with the then applicable laws, without the necessity of the execution of any further documents.

20.20.	Definition of Landlord: Landlord’s Liability. The word “Landlord” is used herein to include Landlord named above as well as its successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had if it originally signed this Lease as Landlord. Any such person, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Leased Premises. Neither Landlord nor any principal of Landlord nor the owner of the Leased Premises, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Leased Premises.

20.21.	Expansion Option.

a.	Provided that this Lease is in full force and effect, Tenant shall have the exclusive option, to be exercised by notice (the “Election Notice”) as hereinafter provided, to include in this Lease for one (1) year as part of the Leased Premises, (i) that eastern portion of the third (3rd) f1oor of the Building which is presently vacant and does not include the Leased Premises, and contains approximately 15,000 rentable square feet as shown on Exhibit B-2 (the “Entire East Side”).Tenant shall have the exclusive option to lease the Expansion Space, as of a delivery date to be mutually agreed upon by the parties, but not greater than ninety (90) days from the date of the Election Notice.

b.	Any Election Notice shall be irrevocable upon delivery and time shall be of the essence in connection with the exercise of the Expansion Option hereunder. If Tenant does not elect to include the Expansion Space as part of the Leased Premises within one (1) year of the Lease Commencement Date, Tenant shall be deemed to have waived its expansion rights with respect to the Expansion Space.

c.	The Minimum Annual Rent for the Expansion Space shall be at the same per square foot rental rate as the entire Leased Premises and pursuant to all of the same Lease terms as set forth herein, including but not limited to, parking spaces, office space build out, laboratory buildout and/or rent.

d.	In the event Tenant duly and properly exercises the Expansion Option, the Expansion Space shall automatically become part of the Leased Premises covered by this Lease without execution of an amendment to this Lease. At the request of either party, the parties shall promptly execute and deliver a written amendment to this Lease reflecting the addition of the expansion Space as part of the Leased Premises for the remainder of the Term, the increase of the Minimum Annual Rent and additional rental.

20.22.

Right of First Offer. Provided Tenant is not in default under the terms and conditions of this Lease beyond the expiration of any applicable notice and grace period, if at any time during the Term, Landlord shall desire to lease the Second (2nd) Floor (or if Landlord receives an offer for same that Landlord desires to accept) (such applicable space, the “Potential Offering Space”), then before offering to lease the Potential Offering Space to such other party (or accepting any such unsolicited offer), Landlord shall deliver to Tenant a notice (the “ROFO Offer”) setting forth the rental rate and all other material terms and conditions upon which Landlord would be willing to lease the Potential Offering Space (or, if applicable, enclosing a copy of the other party offer). Tenant shall, by written notice to be delivered to Landlord before 5:00 p.m. on the twentieth (20th) Business Day following Tenant’s receipt of the ROFO Offer (such 20-Business Day period, the “ROFO Offer Response Period”), TIME BEING OF THE ESSENCE WITH RESPECT TO SUCH TIME AND DATE, either (i) accept the ROFO Offer or (ii) decline the ROFO Offer. If Tenant fails to give a notice by the expiration of the ROFO Offer Response Period, it will be deemed to have declined the ROFO Offer. If Tenant accepts the ROFO Offer, then it shall enter into a lease amendment agreement reasonably acceptable to both Tenant and Landlord to lease all the Potential Offering Space on the terms and conditions stated in the ROFO Offer. If Tenant fails to accept the ROFO Offer during the ROFO Offer Response Period, then, except as expressly provided below, Tenant’s right of first offer shall terminate, Tenant’s rights to the space shall no longer be effective and Landlord shall have the right to lease the Potential Offering Space to any person or entity on not materially less favorable economic terms set forth in the ROFO Offer without being subject to any rights of Tenant, and Tenant shall have no further rights. If Tenant fails to accept the ROFO Offer during the ROFO Offer Response Period and thereafter Landlord desires to accept an offer to lease the Potential Offering Space from any person or entity on terms that are on materially less favorable economic terms, Landlord shall be required to deliver another ROFO Offer to Tenant in accordance with the provisions of this Section. Further, if Landlord fails to lease the Potential Offering Space to another party within three (3) months after Tenant’s rejection or deemed rejection of such space, then Tenant shall once again have the option to lease the Additional Space pursuant to this Article. “Materially less favorable economic terms” shall mean a difference office (5%) percent.

20.23.	Delay Damages.

a.	Landlord’s Laboratory Space work set forth in Section 1.1(i) must be fully completed so that a temporary and/or final certificate of occupancy is issued for the laboratory space by May 31,2011 TIME BEING OF THE ESSENCE. For every month that Landlord has not obtained a temporary and/or final certificate of occupancy for the laboratory space beyond May 31, 2011 TIME BEING OF THE ESSENCE, Tenant shall be given two (2) free months of rent. For example, if Landlord has not obtained a temporary and/or final certificate of occupancy for the Laboratory Space by May 31, 2011 TIME BEING OF THE ESSENCE, then two months rent is waived by Landlord. If Landlord has not obtained a temporary and/or final certificate of occupancy for the Laboratory Space by June 30, 2011 TIME BEING OF THE ESSENCE, then an additional two months rents are also waived by Landlord.

b.

Landlord’s Laboratory Space work set forth in Section 1.1(j) must be fully completed so that a temporary and/or final certificate of occupancy is issued for the office space by June 30, 2011 TIME BEING OF THE ESSENCE. For every month that Landlord has not obtained a temporary and/or final certificate of occupancy for the office space beyond June 30,

2011 TIME BEING OF THE ESSENCE, Tenant shall also be given two (2) free months of rent. For example, if Landlord has not obtained a temporary and/or final certificate of occupancy for the Office Space by June 30, 2011 TIME BEING OF THE ESSENCE, then two months rent is waived by Landlord. If Landlord has not obtained a temporary and/or final certificate of occupancy for the Office Space by July 31, 2011 TIME BEING OF THE ESSENCE, then an additional two months rents are also waived by Landlord.

WITNESSES:	LANDLORD: HUDSON VIEW BUILDING #3 LLC

	By:	/s/ Joseph Cotter
Joseph Cotter
As Its: Managing Member
and/or Authorized Agent

TENANT: CONTRAFECT CORPORATION

By:	/s/ Robert Nowinski
Robert Nowinski,
As Its: Chief Executive Officer

Exhibit A-1

i.park
* Proposed Site of Metro Center with Parking Below
Parking *
Parking
Parking
Parking
Bldg 2
Bldg 3
Bldg 4
Bldg 5
Bldg 9
Public Library
Herald Statesman
Buena Vista Avenue
River Street
Atherton Street
Wells Avenue
Bashford Street
Larkin Plaza
Woodworth Avenue
Warburton Avenue
Alexander Street

Exhibit B-1

A
B
C
D
E
F
G
HH
JJ
KK
LL
MM
NN
PP
9
8
7
6
5
4
3
2

Pustola & Associates
ENGINEERS / CONSTRUCTORS

Building 3 - Third Floor
i.park Hudson
Yonkers, New York

ContraFect Corp

i.park

Test Fit 6
October 25, 2010

Exhibit B-2

Area Reserved for
Future Men's &
Women's
Lavatories

Exhibit C

CONTRAFECT CORP

Upgrades as per plans dated 11-03-10

Revised 11-09-10

Carpentry

Standard carpentry:

•	Sheetrock walls, solid birch doors with standard hardware, Armstrong Cortega 2x4 suspended ceiling tile in 15/16” grid

Upgraded carpentry:

•	225’ of Extruded aluminum frames, 30” transom

Twenty one (21) 3’x7’ aluminum frames.

Three (3) 6’x7’ aluminum frames.

28’ of 10’ high glass walls at Conference Room 317.

 1⁄2” glass frameless door for entry area (6x7)

Upgraded Budget:	$43,557.64
Upgraded Budget Break out	$19,686.24 for 558 sf of framed glass transom. ($35.28 per sf)
$5,953.50 for (21) 3’x7’ alum door frames. ($283.50 per frame)
$1,039.50 for (3) 6’x7’ alum door frames. ($346.50 per frame)
$9,878.40 for 28’ of 10’ high glass wall. ($35.28 per sf)
$7,000.00 for 6’x7’ frameless glass door & hardware at entry.

•	Curved Walls

Upgraded Budget:    $3,414.00

•	Ceilings in Conference Room 317 & 329 to be Cirrus Boarders with Supra Fina 9/16” Grid

Upgraded Budget:    $2,010.00

•	Ceilings for Offices & Hallways to be Dune with Supra Fina 9/16” Grid

Upgraded Budget:    $15,598.00

•	Ceilings in Hallway on 45 degree angle

Upgraded Budget:    $2,244.00

•	Construct soffits as per plan.

Upgraded Budget:    $7,710.00

•	Ceilings in Boardroom Room 308 to be Woodworks Vector Ceiling with Supra Fine 9/16” Grid.

Upgraded Budget:    $17,500.00

Standard finishes:

•	Carpet ($22.00 per SY)

Upgraded finishes:

Upgraded Budget:    $44,202.20

•	Furnish & install Bentley broadloom carpet in lieu of specified carpet on drawing.(760 SY)

(Carpet to be Modern Foundation, Distinctive Ikat or Tall Story, color to be selected)

Upgraded Budget:    $13,885.20

•	Furnish & Install Armstrong Static Dissipating Tile, color to be selected. (180 sq ft)

Upgraded Budget:    $2,948.00

•	Furnish & install Forbo Marmoleum Sheet Vinyl Real series color to be selected. (54 sq ft)

Includes labor to heat weld seams in sheet vinyl

Upgraded Budget:    $4,261.00

•	Ceramic floor tile. Furnish & Install standard grade 2 x 2 ceramic mosaic tile, color to be selected. (100 sq ft)

Upgraded Budget:    $1,323.00

•	Ceramic wall tile. Furnish & install standard grade 6 x 6 ceramic wall tile, color to be selected. (200 sq ft)

Upgraded Budget:    $2,520.00

•	Furnish & install standard grade ceramic base to match wall tile. (108 lf)

Upgraded Budget:    $353.00

•	Furnish & install standard grade ceramic bullnose tile to match wall tile. (108 lf)

Upgraded Budget:    $245.00

•	Furnish & install Dal 24 x 24 City View Color District Gold. (778 sq ft)

Upgraded Budget:    $17,155.00

•	Furnish & install standard grade pre finished cherry wood.

Upgraded Budget:    $1,512.00

Plumbing

Standard plumbing:

•	Plumbing of Kitchenette.

Upgraded plumbing:

•	CEO Lav, President Lav, Boardroom sink/faucet & Water heaters

Upgraded Budget:    $24,800.00

Electrical

Standard lighting:

•	2x4 parabolic lighting

upgraded lighting:

Total Upgraded Budget:    $60,202.25

•	A – 2x2 Direct/Indirect Fluorescent (98)

Upgraded Budget:    $19,722.25 ($201.25 each)

•	C – Louis Poulsen ‘AJ Cirkul’ 18.3 Semi Recessed, Brass (3)

Upgraded Budget:    $9,487.50 ($3,162.50 each)

•	D – Lightolier 6” Recessed Directional (4)

Upgraded Budget:    $1,035.00 ($258.75 each)

•	M – Tech Lighting Two Circuit Monorail Satin Nickel (1)

Upgraded Budget:    $4,025.00 each

•	P – Solavanti ‘Tonga I’ (3)

Upgraded Budget:    $3,363.75 ($1,121.25 each)

•	P2 – Louis Poulsen ‘Orbiter’ Pendant (4)

Upgraded Budget:    $8,740.00 ($2,185.00 each)

•	R – Lightolier ‘DT’ Tiered Rings 6” Recessed Polished Alum. (9)

Upgraded Budget:    $3,363.75 ($373.75 each)

•	S – Louis Poulsen ‘Orbiter’ Sconce (4)

Upgraded Budget:    $8,740.00 ($2,185 each)

•	W – Wall/Mirror Linear Light (2)

Upgraded Budget:    $1,725.00 ($862.50 each)

Notes:

•	Wall finish upgrades not included at this time.

Total Upgraded budget cost if all the above are selected:             $  221,238.09

Exhibit D

Exhibit F

APPLICATION AND CERTIFICATION FOR PAYMENT

AIA DOCUMENT G702/CMA — PAGE ONE OF PAGES

TO OWNER:

PROJECT:

APPLICATION NO: 1

Distribution to:
- [ ] OWNER
- [ ] ARCHITECT
- [ ] CONTRACTOR
- [ ] CONSTRUCTION MANAGER

PERIOD FROM:

PERIOD TO:

FROM CONTRACTOR:

Architect:

CONTRACT FOR: Main Street

CONTRACT DATE:

CONTRACTOR'S APPLICATION FOR PAYMENT

Application is made for payment, as shown below, in connection with the Contract.
Continuation Sheet, AIA Document G703, is attached.

1. BUDGET $0
2. Net change by Change Orders $0
3. CONTRACT SUM TO DATE (Line 1 ± 2) $0
4. TOTAL COMPLETED & STORED TO DATE 0
   (Column G on G703)
5. RETAINAGE:
   a. 5 % of Completed Work $ 0
   (Column D + E on G703)
   b. ____ % of Stored Material $ 0.00
   (Column F on G703)
   Total Retainage (Lines 5a + 5b or Total in Column I of G703) 0
6. TOTAL EARNED LESS RETAINAGE 0
   (Line 4 Less Line 5 Total)
7. LESS PREVIOUS CERTIFICATES FOR PAYMENT (Line 6 from prior Certificate)
8. CURRENT PAYMENT DUE 0
9. BALANCE TO FINISH, INCLUDING RETAINAGE 0
   (Line 3 less Line 4)

CHANGE ORDER SUMMARY	ADDITIONS	DEDUCTIONS
Total changes approved in previous months by Owner		
Total approved this Month		
TOTALS	$0.00	$0.00
NET CHANGES by Change Order	$0.00	

The undersigned Contractor certifies that to the best of the Contractor's knowledge, information and belief the Work covered by this Application for Payment has been completed in accordance with the Contract Documents, that all amounts have been paid by the Contractor for Work for which previous Certificates for Payment were issued and payments received from the Owner, and that current payment shown herein is now due.

CONTRACTOR:

By: ____________ Date: ____________

State of: County of:

Subscribed and sworn to before me this day of

Notary Public:

My Commission expires:

ARCHITECT'S CERTIFICATE FOR PAYMENT

In accordance with the Contract Documents, based on on-site observations and the data comprising the application, the Architect certifies to the Owner that to the best of the Architect's knowledge, information and belief the Work has progressed as indicated, the quality of the Work is in accordance with the Contract Documents, and the Contractor is entitled to payment of the AMOUNT CERTIFIED.

AMOUNT CERTIFIED .... $ ________

(Attach explanation if amount certified differs from the amount applied. Initial all figures on this Application and on the Continuation Sheet that are changed to conform with the amount certified.)

CONSTRUCTION MANAGER:

By: ____________ Date: ____________

ARCHITECT:

By: ____________ Date: ____________

This Certificate is not negotiable. The AMOUNT CERTIFIED is payable only to the Contractor named herein. Issuance, payment and acceptance of payment are without prejudice to any rights of the Owner or Contractor under this Contract.

AIA DOCUMENT G702 · APPLICATION AND CERTIFICATION FOR PAYMENT · 1992 EDITION · AIA® · © 1992 THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVE., N.W., WASHINGTON, DC 20006-5292

Users may obtain validation of this document by requesting a completed AIA Document D401 - Certification of Document's Authenticity from the Licensee.

T:\Properties\Yonkers, Hudson\Contrafect\Generic AIA 2

CONTINUATION SHEET
AIA Document G702, APPLICATION AND CERTIFICATION FOR PAYMENT, containing
Contractor's signed certification is attached.
In tabulations below, amounts are stated to the nearest dollar.
Use Column I on Contracts where variable retainage for line items may apply.

PROJECT:

APPLICATION NO: 1
APPLICATION DATE:
PERIOD FROM: 01/00/00
PERIOD TO: 01/00/00

AIA DOCUMENT G703

	A	B	C	E	F	G	H	I	J	K	L	M
	ITEM NO.	DESCRIPTION OF WORK	BUDGET VALUE	CONTRACT VALUE	WORK COMPLETED FROM PREVIOUS APPLICATION (D + E)	WORK COMPLETED THIS PERIOD	MATERIALS PRESENTLY STORED (NOT IN D OR E)	TOTAL COMPLETED AND STORED TO DATE (D+E+F)	% (G ÷ C)	BALANCE TO FINISH (C - G)	RETAINAGE (IF VARIABLE RATE)	PROJECTED FINAL
		Grand Total	$0	$0	$0	$0	$0	$0		$0	$0	$0

T:\Properties\Yonkers Hudson\Contracts\Generic AIA 2G703
12/2/2010 10:48 AM
1 OF 1

G703-1992